                                                                    Exhibit 10.5


                                 SECOND AMENDMENT TO
              AMENDED AND RESTATED EQUIPMENT LOAN AND SECURITY AGREEMENT

    This Second Amendment to Amended and Restated Equipment Loan and Security Agreement, dated as of June 26, 1997 (the "Second Amendment"), is among Econophone, Inc., a New York corporation ("Borrower"), its wholly owned Subsidiary American Telemedia, Ltd. and NTFC Capital Corporation, a Delaware corporation ("Lender").

    WHEREAS, Borrower and Lender have previously entered into an Equipment Loan and Security Agreement dated as of May 28, 1996 and amended and restated and joined in by American Telemedia, Ltd. as of March 27, 1997, and as further amended by that First Amendment to Amended and Restated Equipment Loan and Security Agreement dated as of April 24, 1997 (as amended and restated, the "Loan Agreement"), pursuant to which Lender has agreed to loan Borrower and American Telemedia, Ltd. up to Five Million and 00/100 Dollars ($5,000,000), subject to the terms and conditions stated in the Loan Agreement; and

    WHEREAS, Borrower has requested that Lender make certain amendments in connection with the issuance by Borrower of certain notes and warrants.

    NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

    1.   Article I: DEFINITIONS is amended as follows:

    a. The definition of "High Yield Notes" is deleted in its entirety and the following substituted in its stead:

              "HIGH YIELD NOTES": $155,000,000 principal amount (or such higher amount as may be issued) of Borrower's Senior Notes, which are issued pursuant to documents containing substantially the same terms and conditions as those described in the Memorandum Draft (and such other terms and conditions as may be contained in the documents referred to therein), and in any case (i) which are unsubordinated and unsecured (except for approximately $55,000,000 (or such proportionately higher amount in the event greater than $155,000,000 principal amount of High Yield Notes are issued) of net proceeds from the issuance of the High Yield Notes and accompanying warrants that will be pledged as security for the payment of the first six scheduled interest payments due on the High Yield Notes) obligations of Borrower, with a maturity date not earlier than 2007, (ii) on which interest will be payable semi-annually in arrears, and which will be subject to no put rights or redemption rights, except for (w) upon the occurrence of asset sales under certain circumstances,


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

         (x) an optional right of redemption by the Borrower no earlier than January 1, 2002, (y) a right of the Borrower to redeem up to 35% of the aggregate principal amount of High Yield Notes, exercisable no later than July 15, 2000, with the proceeds of Public Equity Offerings, as such term is defined in the Memorandum Draft, and (z) an obligation of Borrower to offer to purchase the High Yield Notes at a price equal to 101% of the aggregate principal amount thereof, plus any accrued interest, upon the occurrence of a Change in Control, as such term is defined in the Memorandum Draft.

    b. EXHIBIT H to the Loan Agreement is replaced with EXHIBIT H attached to this Second Amendment and the definition of "Memorandum Draft" is deleted in its entirety and the following substituted in its stead:

              "MEMORANDUM DRAFT": the Offering Memorandum (Subject to Completion) dated June 11, 1997, pertaining to the High Yield Notes, as well as certain warrants to purchase common stock of the Company, a copy of which is attached hereto as EXHIBIT H.

    c. The definition of "1996 Flexible Incentive Plan" is deleted in its entirety and the following substituted in its stead:

              "1996 Flexible Incentive Plan": the 1996 Flexible Incentive Plan of Borrower, as amended from time to time, pursuant to which options for shares of common stock of Borrower may from time to time be granted or sold to key employees of Borrower and its subsidiaries in order to retain or to create an incentive for such key employees.

    d. The definition of "PERMITTED INVESTMENTS" is deleted in its entirety and the following substituted in its stead:

              "PERMITTED INVESTMENTS": (a) direct obligations of, or obligations for the timely payment of the principal of and interest of which is fully and unconditionally guaranteed by, the United States of America, (b) certificates of deposits of national or state banks, certificates of deposit of federal savings and loan associations and state building and loan associations which deposits are fully insured by the Federal Deposit Insurance Corporation; (c) bankers acceptances drawn on and accepted by commercial banks having a combined capital and surplus of not less than $100,000,000 and rated "Aa" or higher by Moody's Investor Service, and "AA" or higher by Standard & Poors Corporation; (d) obligations of any agency or


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

         instrumentality of the United States of America that are backed by the full faith and credit of the United States of America; (e) notes or commercial paper (of entities other than Borrower or related entities) rated in either of the two highest rating categories by Moody's Investors Services and Standard & Poors Corporation; (f) repurchase agreements with banking or financial institutions having a combined capital and surplus of not less than $100,000,000, with respect to and fully secured by obligations described in (a) or (d) above, and rated "Aa" or higher by Moody's Investors Service and "AA" or higher by Standard & Poors Corporation; (g) money market mutual funds which invest solely in investments meeting the criteria of Permitted Investments; and (h) during the High Yield Period, Temporary Cash Investments, as such term is defined in the Memorandum Draft.

    e. The definition of "Unrestricted Subsidiary" is deleted in its entirety and the following substituted in its stead:

              "UNRESTRICTED SUBSIDIARY": (i) any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors of the Borrower in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The board of directors of the Borrower may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Borrower or any Restricted Subsidiary; provided that (A) any Guarantee by the Borrower or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Borrower or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described on pages 92-94 of the Memorandum Draft and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described on pages 90-92 and 92-94, respectively, of the Memorandum Draft. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately


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

         after such designation would, if Incurred at such time, have been permitted to be incurred for all purposes of the Indenture and (y) no Default or Event of Default shall have occurred and be continuing.
         Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions. Capitalized terms used in this definition which are defined in the Memorandum Draft shall have the meanings assigned to them in the Memorandum Draft.

    2. Section 2.01 COMMITMENT is amended by deleting the text thereof and substituting in its place the following:

              2.01. COMMITMENT. Subject to the terms and conditions herein provided, and so long as no Event of Default has occurred and is continuing hereunder, Lender agrees to lend to Borrower from time to time before the Financing Termination Date, an aggregate principal amount not to exceed the amount set forth on SCHEDULE 2.01 hereto as the maximum principal amount (the "COMMITMENT"). If Borrower or NTI should terminate the NTI Purchase Agreement at any time prior to the Initial Payment Date, then the Commitment shall automatically terminate, subject to Lender's right to make further Advances hereunder, including, but not limited to, Advances under SECTION 2.03 hereof. All amounts advanced hereunder shall be used solely for the purchase of NTI Equipment and related services (exclusive of sales tax) from NTI, and amounts not exceeding the amount (if any) specified on SCHEDULE 2.01 hereto may be used (i) to capitalize $102,856.33 of Indebtedness owed hereunder, representing three days of interest in March 1997 and principal and interest owed for the month of April 1997 and the Commitment Fee and (ii) for the purchase of network related third party equipment and the preparation of a switch room for such NTI Equipment, legal fees, charges, expenses and closing costs and other expenses incurred by Borrower or incurred by Lender and payable by Borrower under SECTION 2.10 hereof. From and after the Amendment Closing Date through and to the Financing Termination Date, up to, but not exceeding, Three Million Dollars ($3,000,000) of the Commitment may be used (i) to capitalize $102,856.33 of Indebtedness owed hereunder, representing three days of interest in March 1997 and principal and interest owed for the month of April 1997 and the Commitment Fee and (ii) to acquire NTI Equipment and related Software to be located in London, England, Brussels, Belgium, or Paris, France, in each case subject



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

         to the requirements of this Agreement, including but not limited to the requirements of SECTION 3.09.

    3. Schedule 2.01 PAYMENT TERMS AND GOVERNING LAW is amended by deleting the text thereof and substituting in its place the following:

                                 MAXIMUM LOAN AMOUNT

         Maximum principal amount of all Loans: (i) Before the Amendment Closing Date, Two Million Dollars ($2,000,000), One Million Four Hundred Thousand Dollars ($1,400,000) of which may be used to acquire NTI Equipment and related services and Six Hundred Thousand Dollars ($600,000) of which may be used for the purchase of network related third party equipment, the preparation of a switch room for such NTI Equipment, and the payment of closing costs and Lender's fees and expenses, including Lender's attorneys' fees pursuant to Section 2.10 and the Origination Fee listed on Schedule 2.09, and (ii) from and after the Amendment Closing Date to and through the Financing Termination Date, an additional Three Million Dollars ($3,000,000) which may be used (x) to acquire NTI Equipment and related Software to be located in London, England, Brussels, Belgium and/or Paris, France, and (y) to capitalize $102,856.33 of Indebtedness owed hereunder, representing three days of interest in March 1997 and principal and interest owed for the month of April 1997 and the Commitment Fee.

    4. Clause (ii) TRANCHE 2 NOTE of Section 2.04(a) VOLUNTARY PREPAYMENT is amended by deleting the text thereof in its entirety and replacing it with the following:

         (ii) TRANCHE 2 NOTE. The Borrower may, at its option, at any time and from time to time, prepay the Advances under the Tranche 2 Note, in whole (but not in part), upon at least thirty (30) Business Days prior written notice to the Lender specifying the date of prepayment, plus the premium described below, and all accrued but unpaid interest thereon. Such notice shall be irrevocable and the principal amount shall be due and payable on the date specified together with accrued interest on the amount prepaid. Any such prepayment shall be subject to a prepayment premium equal to a percentage of the amount prepaid as follows: three percent (3%) if the prepayment is made during the first full year following the Amendment Closing Date, two percent (2%) if the prepayment is made during the second full year following the Amendment Closing Date, one percent (1%) if the prepayment is made during the third


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

         full year following the Amendment Closing Date, and zero percent (0%) if prepayment is made thereafter. Amounts prepaid may not be reborrowed and shall be applied as provided in SECTION 2.04(c).

    5. Section 2.04(b) MANDATORY PREPAYMENT is amended by deleting the text thereof in its entirety and replacing it with the following:

              (b) MANDATORY PREPAYMENT. Upon Lender's demand but at its sole option, upon the occurrence of any event pursuant to which the Preferred Stock may be redeemed (other than any special optional redemption of the Preferred Stock under
              Section 7(a) of Article Fourth of the Amended Certificate of Incorporation), then in any such case Borrower shall immediately prepay the loans in full, including all principal, accrued interest and expenses.

    6.   Article 3:  COLLATERAL AND SECURITY AGREEMENT is amended by deleting
SECTION 3.10 COVENANT TO GIVE FURTHER SECURITY in its entirety.

    7. Schedule 7.15 FINANCIAL COVENANTS is amended by deleting the text thereof in its entirety and replacing it with the following:

              (a) DEBT SERVICE COVERAGE RATIO. Borrower shall maintain a Debt Service Coverage Ratio for the fiscal quarter ending September 30, 1997, and each fiscal quarter thereafter through the fiscal quarter ended December 31, 1999, of not less than 1.10 to 1.00, and for each fiscal quarter thereafter of not less than 1.25 to 1.00. For purposes of calculating Cash Flow for computation of Debt Service Coverage Ratio, Borrower shall be entitled to include (i) proceeds received from the sale of any equity interest not required to be redeemed during the term of this Agreement and (ii) unexpended proceeds of the High Yield Notes with respect to which no event has occurred requiring principal payments thereof.

              (b) MINIMUM CASH BALANCE. Commencing July 1, 1997, Borrower shall maintain at all times a Cash balance of not less than $1,500,000. In calculating available Cash balance, Borrower may include amounts available under the Bridge Loan, Permitted Investments and immediately available lines of credit from recognized financial institutions and other lines of credit reasonably acceptable to Lender, but may not include net proceeds


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

         from the issuance of the High Yield Notes pledged as security for the payment of the first six scheduled interest payments due on the High Yield Notes.

              (c) EBITDA. Borrower's EBITDA shall not be less than: for the fiscal year ending December 31, 1997, ($10,000,000); for the fiscal year ending December 31, 1998, ($5,000,000); for the fiscal year ending December 31, 1999, $3,000,000; for the fiscal year ending December 31, 2000, $10,000,000; and for the fiscal year ending December 31, 2001, $10,000,000.

              (d) DEBT TO NET WORTH RATIO. Borrower shall maintain, EXCEPT DURING THE HIGH YIELD PERIOD, a ratio of Indebtedness to net worth (calculated in accordance with GAAP but excluding from the calculation of Indebtedness Subordinated Indebtedness) of not greater than 3.00 to
         1.00 for the fiscal quarter ending September 30, 1997, and for each fiscal quarter thereafter. For purposes of this calculation, the Preferred Stock shall be included as equity, and shall not be included as debt, of Borrower.

    8. Item 17 of Schedule 8.01 PERMITTED SPECIFIC INDEBTEDNESS is amended by deleting the text thereof in its entirety and replacing it with the following:

         (17) During the High Yield Period, Indebtedness described on pages 90-92 of the Memorandum Draft under the heading "Limitation on Indebtedness" as permitted under the Indenture (as defined in the Memorandum Draft);

    9. Schedule 8.02 PERMITTED SPECIFIC ENCUMBRANCES is amended by deleting the text thereof in its entirety and replacing it with the following:

         (1)  With respect to property located in the United States:

              (a) Any purchase money security interests related to Additional Equipment;

              (b) The lien of Israel Discount Bank of New York on all of Borrower's property, equipment, inventory, fixtures, goods, products of collateral and accounts evidenced by financing statements filed at the Secretary of State's Office and the City Register's Offices of New York and Kings Counties on September 9, 1993, September 28, 1993 and September 10, 1993, respectively.


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

              (c) The lien of Primex Leasing Corporation on the Borrower's Quikcard Thermal Transfer Printer evidenced by financing statements filed at the Secretary of State's office and the City Registers' Office of Kings County on January 26, 1995 and January 18, 1995, respectively;

              (d) The lien of Sprint Communication L.P. on all accounts receivable and proceeds of Borrower evidenced by a financing statement filed at the Secretary of State's Office on January 12, 1993;

              (e) The lien of Master Lease Division of Tokai on Borrower's lease of computer equipment evidenced by financing statements filed at the Secretary of State's Office and the City Registers' Office of New York County on April 1, 1996 and April 9, 1996, respectively;

              (f) The lien of FINOVA Capital Corporation on certain office equipment leased by Borrower evidenced by financing statements filed at the Secretary of State's Office and the City Registers' Office of Kings County on January 24, 1996 and January 26, 1996, respectively;

              (g) The lien of Canon Financial Services, Inc. on Borrower's lease of office equipment evidenced by a financing statement filed at the Secretary of State's Office and the City Registers' Office of Kings County on March 20, 1996 and March 21, 1996, respectively; and

              (h) The lien of Pitney Bowes Credit Corporation on Borrower's lease of office-related equipment evidenced by a financing statement filed at the Secretary of State's office on January 16, 1996.

         (2) With respect to Collateral located in London, England, Brussels, Belgium, and Paris, France:

                   NONE

         (3) During the High Yield Period, encumbrances described on page 97 of the Memorandum Draft under the heading "Limitation on Liens" as permitted by the Indenture (as defined in the Memorandum Draft), provided that no such encumbrances are on Collateral.

    10. Schedule 8.06 LIMITATION ON EQUITY PAYMENTS is amended by deleting the text thereof in its entirety and replacing it with the following:

              1. Nominal payments in lieu of the issuance of fractional shares upon an exercise of options, warrants or similar agreements or conversion rights.

              2. Any special optional redemption of the Preferred Stock under
              Section 7(a) of Article Fourth of the Amended Certificate of Incorporation, as in effect on the date hereof.

              3. Any repurchase of warrants issued with the High Yield Notes in accordance with a Repurchase Offer upon the occurrence of a Repurchase Event, as such terms are defined in the Memorandum Draft.

    11. Section 8.10 TRANSACTIONS WITH AFFILIATES is amended by deleting the text thereof in its entirety and replacing it with the following:

              8.10. TRANSACTIONS WITH AFFILIATES. Directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of capital stock of the Borrower or with any Affiliate of the Borrower or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

              The foregoing limitation does not limit, and shall not apply to
         (i) transactions (A) approved by a majority of the disinterested members of the board of directors of Borrower or (B) for which the Borrower or a Restricted Subsidiary delivers to the Lender a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view, (ii) any transaction solely between the Borrower and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries,
         (iii) the payment of reasonable and customary regular fees to directors of the Borrower who


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         are not employees of the Borrower, (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Borrower and any other Person with which the Borrower files a consolidated tax return or with which the Borrower is part of a consolidated group for tax purpose, (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant in the Memorandum Draft, (vi) employment agreements with, and loans and advances to, officers and employees of the Borrower and its Restricted Subsidiaries, in each case in the ordinary course of business, (vii) customary indemnification arrangements in favor of directors and officers of the Company and its Restricted Subsidiaries, (viii) transactions in accordance with the provisions of the Preferred Stock of the Borrower as set forth in the Certificate of Incorporation of the Borrower on the date of the issuance of the High Yield Notes or
         (ix) those matters listed on SCHEDULE 8.10 hereto. Notwithstanding the foregoing, during the High Yield Period, any transaction covered by the first paragraph of this SECTION 8.10 and not covered by clauses
         (ii) through (vi) of this paragraph, the aggregate amount of which exceeds $3,000,000 in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

    12. Article 8: NEGATIVE COVENANTS is amended by deleting SECTION 8.16 REPAYMENT OF THE BRIDGE LOAN in its entirety and compliance with the requirements thereof prior to its deletion is waived.

    13. Lender hereby consents to an amendment to the certificate of incorporation of Borrower in the form attached hereto as EXHIBIT A.

    14. Lender hereby extends the time within which Borrower may satisfy the requirements of SECTION 3.09 for Advances used to finance the acquisition of Equipment placed in Belgium and France to thirty (30) days from the date hereof. Lender confirms to Borrower that it has not declared a Default or Event of Default, and waives any condition or event that would, as of the time of this amendment and/or the issuance of the High Yield Notes, constitute a Default or an Event of Default, provided that Borrower acknowledges nothing in this Section 14 shall be deemed to be a waiver by Lender of any condition or event (including any condition or event existing on or prior to the time of the issuance of the High Yield Notes) that would constitute a Default or an Event of Default to the extent such event or condition continues to exist after the issuance of the High Yield Notes.

    15. MISCELLANEOUS. This Second Amendment shall become effective upon the pricing of the High Yield Notes, but shall automatically terminate and be of no further force and effect if


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

the issuance of the High Yield Notes is not consummated within two weeks after the pricing. Terms not otherwise defined in this Second Amendment have the meanings ascribed to them in the Loan Agreement. Except to the extent expressly varied hereby, the remaining terms and conditions of the Loan Agreement remain in full force and effect. This Second Amendment shall be governed by and construed in accordance with the laws of the State of New York.

    IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed and delivered by its duly authorized officers, all as of the day and year first above written.



                             ECONOPHONE, INC.
                             BORROWER



                             By:
                                --------------------------------
                             Title:
                                    -----------------------------


                             AMERICAN TELEMEDIA, LTD.



                             By:
                                --------------------------------
                             Title:



                             NTFC CAPITAL CORPORATION
                             LENDER



                             By:
                                --------------------------------
                             Title:




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